EXHIBIT 4.3

                       SCHEDULE OF SUPPLEMENTAL INDENTURES


                                                        SUPPLEMENTAL
NEW NOTE GUARANTOR                                      INDENTURE DATE
------------------                                      --------------
ARMDAP, Inc. (d/b/a Advanced Business Machines)         December 29, 1999
AVPresentations, Inc.                                   January 31, 2000
Brinckmann & Associates, Inc.                           January 31, 2000
Column Office Equipment, Inc.                           November 30, 1999
Daniel Communications, Inc.                             July 20, 1999
ecom-division, Inc.                                     January 24, 2000
Global Operations Texas, L.P.                           June 30, 1999
Lewan & Associates, Inc.                                June 24, 1999
Office Tech Incorporated                                October 19, 1999